Exhibit 99.3

Investor Contact:

Christopher Taylor

781-398-2466

Media Contact:

Sarah Emond

781-398-2544

For Immediate Release

FACTIVE® Tablets Subject of Five Presentations at Third International Symposium on Resistant

Gram-Positive Infections

— Posters detail high clinical and in vitro activity of FACTIVE against drug-resistant bacteria —

Niagara-on-the-Lake, Ontario, Canada, October 9, 2006 – FACTIVE® (gemifloxacin mesylate) tablets, Oscient Pharmaceuticals Corporation’s (Nasdaq: OSCI) lead antibiotic product, is the subject of five poster presentations at the Third International Symposium on Resistant Gram-Positive Infections being held in Niagara-on-the-Lake, Ontario, Canada from October 9-11, 2006. This year’s symposium is focused on antibiotic therapy with newer agents, vaccinations and modes of prevention of Gram-positive infections.

The presentations examine and compare the activity of FACTIVE in in vitro and clinical settings against Streptococcus pneumoniae (S. pneumoniae), the most common cause of respiratory tract infections, including resistant strains. Several posters quantified the in vitro activity of FACTIVE against strains of resistant S. pneumoniae using minimum inhibitory concentrations (MIC), area under the curve (AUC) calculations, mutant prevention concentrations (MPC) and AUC/MIC breakpoints.

“Examining the propensity of specific antibiotics to induce resistance in bacteria is of significant value to the medical community as the incidence of drug-resistant infections continues to rise,” stated Joseph M. Blondeau, Ph.D., an author of two of the posters and Head of the Department of Clinical Microbiology, Royal University Hospital and a member of the Departments of Microbiology and Immunology and Pathology, University of Saskatchewan. “In our in vitro analyses, gemifloxacin appeared to be less likely to contribute to the selection of fluoroquinolone-resistant S. pneumoniae as compared to other drugs at concentrations achievable in pulmonary tissue and the blood.”

Additionally, in a poster titled “The Effect of Antibiotic Resistance in S. pneumoniae on Clinical Outcome of Respiratory Tract Infections Treated with Gemifloxacin,” scientists examined data from 17 clinical trials involving FACTIVE where S. pneumoniae was isolated as the causative pathogen and compared clinical outcomes across treatment groups. The meta-analysis demonstrated clinical success rates for FACTIVE at end of therapy ranging from 86.2% to 93.3% against various strains of S. pneumoniae, including penicillin-non-susceptible, penicillin-susceptible, macrolide-susceptible, macrolide resistant and both penicillin- and macrolide-resistant.

“The in vitro and clinical activity of FACTIVE demonstrated in these presentations underscores the important therapeutic option FACTIVE represents for physicians as the drug enters its third respiratory tract infection season,” stated Steven M. Rauscher, President and Chief Executive Officer of Oscient Pharmaceuticals.

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Gram-Positive Meeting

October 9, 2006

Poster Presentations:

CPLA #22: Killing of Streptococcus pneumoniae (SP) by Azithromycin (AZ), Clarithromycin (CL), Telithromycin (TL) and Gemifloxacin (GM) Using the Minimum Inhibitory (MI) and Mutant Prevention (MP) Drug Concentration (C)

CPLA #23: The Effect of Antibiotic Resistance in S. pneumoniae on Clinical Outcome of Respiratory Tract Infections Treated with Gemifloxacin

CPLA #24: Resistance in Streptococcus pneumoniae: AUC/MIC Breakpoints Differ between Gatifloxacin, Gemifloxacin, Levofloxacin, and Moxifloxacin

CPLA #25: Fluoroquinolone Resistance and Its Association with Other Resistances in Streptococcus pneumoniae in the UK and Ireland

CPLA #26: Determination of the Mutant Prevention Concentration (MPC) & Minimal Inhibitory Concentration (MIC) of Gemifloxacin (GM) against Penicillin Susceptible (PS) & Resistant (PR) Clinical Isolates of Streptococcus pneumoniae (SP)

Funding for this research was provided in part by unrestricted educational grants from Oscient Pharmaceuticals.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a biopharmaceutical company committed to the clinical development and commercialization of novel therapeutics to address unmet medical needs. The Company is marketing FACTIVE® (gemifloxacin mesylate) tablets, approved by the FDA for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity and ANTARA® 130 mg (fenofibrate) capsules, FDA-approved for the adjunct treatment of hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet. Oscient has a novel antibiotic candidate, Ramoplanin, in advanced clinical development for the treatment of Clostridium difficile-associated disease (CDAD).

Important Safety Information about FACTIVE Tablets

The most common (more than 2% incidence) drug-related side effects reported in FACTIVE clinical trials were diarrhea (3.6%), rash (2.8%) and nausea (2.7%). In clinical trials, drug-related rash was reported in 2.8% of patients receiving gemifloxacin and was more commonly observed in patients less than 40 years of age, especially females. The incidence of rash increases with treatment longer than the maximum-labeled duration of 7 days. In clinical trials, the discontinuation rate due to drug-related adverse events was similar for FACTIVE tablets and comparators (2.2% versus 2.1%, respectively).

Gemifloxacin is contraindicated in patients with a history of hypersensitivity to gemifloxacin, fluoroquinolone antibiotic agents, or any of the product components. Patients receiving marketed fluoroquinolones have reported serious and occasionally fatal hypersensitivity and/or anaphylactic reactions, peripheral neuropathy, antibiotic-associated colitis and tendon ruptures. Gemifloxacin should be discontinued immediately at the first sign of any of these events.

Fluoroquinolones may prolong the QT interval in some patients. Gemifloxacin should be avoided in patients with a history of prolongation of the QTc interval, patients with uncorrected electrolyte disorders (hypokalemia or hypomagnesemia), and patients receiving Class IA or Class III antiarrhythmic agents. In clinical studies with gemifloxacin, CNS effects have been reported infrequently. As with other fluoroquinolones, gemifloxacin should be used with caution in patients with known or suspected CNS diseases. If CNS reactions occur, gemifloxacin should be discontinued and appropriate measures instituted.

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Gram-Positive Meeting

October 9, 2006

No significant drug-drug interactions were seen with theophylline, digoxin, oral contraceptives, cimetidine, omeprazole, and warfarin, although patients receiving a fluoroquinolone concomitantly with warfarin should be monitored closely. Drug-drug interactions include probenicid, sucralfate, antacids containing aluminum or magnesium, iron, multivitamins containing metal cations, and didanosine. The safety and effectiveness of gemifloxacin in children, adolescents (less than 18 years of age), pregnant women, and lactating women have not been established. For complete safety and efficacy information, please see the full prescribing information available at www.factive.com.

Forward-Looking Statement for Oscient Pharmaceuticals

This news release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. For example, our ability to increase our revenue and accelerate the time of our profitability may be limited by: (i) our ability to successfully commercialize and market ANTARA or FACTIVE; the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products; (ii) whether we will be able to expand the indications for which FACTIVE is approved; (iii) the delay or inability to find sublicensing partners for FACTIVE or to negotiate favorable licensing terms; (iv) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidate; and (v) delays by the FDA. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2006 and in other filings that we may make with the Securities and Exchange Commission from time to time.

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